January 27, 1998





U.S. Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C., 20549



Re: The Tocqueville Trust

        Rule 24f-2 Notice

        CIK#: 0000801444

        1933 Act Registration No: 33-8746

        1940 Act File No. : 811-4840



Dear Ladies and Gentlemen:



On behalf of The Tocqueville Trust (the "Registrant") and pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, transmitted herewith for filing, via EDGAR, is One
(1) copy of the Registrant's Rule 24f-2 Notice for the fiscal year ended on October 31, 1997.



Please note that the $22,219.20 filing fee was wired to Mellon
Bank in Pittsburgh on January 27, 1997.





Any questions with respect to this registration notice should be directed to the undersigned at 414-287-3851. Thank you for your assistance in handling this matter.



Respectfully,





Dana L. Armour

Trust Officer, Firstar Trust Company